Exhibit 11


                                 MGI PROPERTIES

                       Computation of Net Income Per Share
                             Assuming Full Dilution

                             Year ended November 30,

                                  1996         1995         1994          1993           1992

Net income                   $24,305,000   $14,319,000   $14,491,000   $ 7,957,000   $7,248,000
                              ==========    ==========    ==========    ==========    =========

Weighted average number of
  common shares outstanding   11,540,972    11,487,677    11,450,451    10,574,104    9,402,476

Additional number of share
  equivalents assuming
  exercise of options            180,257        82,408        91,834        55,312       20,274
                              ----------    ----------    ----------    ----------    ---------

Weighted average number of
  shares assuming full
  dilution                    11,721,229    11,570,085    11,542,285    10,629,416    9,422,750
                              ==========    ==========    ==========    ==========    =========

Net income per share assuming
  full dilution                  $ 2.07       $ 1.24         $ 1.26     $ .75         $ .77
                                   ====         ====           ====       ===           ===